Exhibit 99.1
Enterprise Financial Services Corp Announces Additions to Board of Directors
Company Release - 12/12/2022

ST. LOUIS --(BUSINESS WIRE)—Enterprise Financial Services Corp (Nasdaq: EFSC) today announced the appointment of Lyne B. Andrich, Marcela Manjarrez and Lina A. Young as directors of Enterprise Financial Services Corp (the “Company”) and its wholly owned subsidiary, Enterprise Bank & Trust, effective immediately.

“We are very fortunate to have identified and recruited three highly qualified and talented individuals who bring new skills and experiences to our Boards and committees,” said John S. Eulich, Chairman of the Company’s Board. “Each of these individuals are accomplished leaders whose diverse viewpoints and expertise will create value for our organization and our shareholders. We look forward to their contributions for many years to come.”

Lyne B. Andrich

Lyne B. Andrich served as Executive Vice President and Chief Financial Officer of CoBiz Financial Inc. (Nasdaq: COBZ) from May 2003 to January 2019, Chief Operating Officer from December 2017 to January 2019 and Controller from May 1997 to May 2003. Ms. Andrich has served on the Board of Directors and as a member of the Audit Committee of Fortis Financial Inc. (a privately held company) since May 2019 and also has served as a member of the Board of Governors for the Denver Zoological Foundation since June 2009 and is past Chair of its Audit and Finance Committee. Ms. Andrich previously served on the Board of Directors and as a member of the Audit Committee of Whiting Petroleum, Inc. (NYSE: WLL) from September 2019 to August 2020, and served as an advisory board member for the Federal Reserve Bank of Kansas City’s Community Depository Institutions Advisory Council from 2016 through 2018.

Marcela Manjarrez

Marcela Manjarrez has served as Chief Executive Officer of M Strategic Communications Consulting since September 2022. Previously, Ms. Manjarrez served as Executive Vice President, Chief Communications Officer of Centene Corporation (NYSE: CNC) from March 2015 to May 2022. From June 2014 to March 2015, Ms. Manjarrez served as Vice President, Public Affairs for the Federal Reserve Bank of St. Louis. Ms. Manjarrez currently serves on the Board of Directors for a number of charitable organizations, including Opera Theatre of St. Louis, National Alliance for Hispanic Health and Counterpublic. Additionally, Ms. Manjarrez

serves as an advisory board member for Washington University in St. Louis’ Center for Finance and Accounting Research.

Lina A. Young

Lina A. Young served as Senior Vice President, Chief Information Officer of Peabody Energy (NYSE: BTU) from July 2010 to August 2021. Ms. Young served on a number of non-profit boards, including the Regional Board of NPower, which creates pathways to economic prosperity by launching digital careers for military veterans and young adults from underserved communities from 2015 through 2019.

About Enterprise Financial Services Corp
Enterprise Financial Services Corp (Nasdaq: EFSC), with approximately $13.0 billion in assets, is a financial holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of EFSC, operates branch offices in Arizona, California, Kansas, Missouri, Nevada, and New Mexico, and SBA loan and deposit production offices throughout the country. Enterprise Bank & Trust offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

For more information contact:
Investor Relations: Keene Turner, Executive Vice President and CFO (314) 512-7233
Media: Steve Richardson, SVP Corporate Communications (314) 995-5695